Exhibit 99.1

Appendix 4A - Statement of CDIs on issue

Part 1 - Entity and announcement details

1.1 Name of +Entity

LIGHT & WONDER INC.

1.2 Registered Number Type	Registration Number

ARBN	666710836

1.3 ASX issuer code

LNW

1.4 The announcement is

New announcement

1.5 Date of this announcement

7/6/2024

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Appendix 4A - Statement of CDIs on issue

Part 2 - Details of +CDIs and other +securities on issue

2.1 Statement for month and year

May-2024

2.2a Number and class of all +CDIs issued over quoted +securities

ASX Security Code and Description	+CDI Ratio

LNW : CDI 1:1 FOREIGN EXEMPT XNGS	1:1

Total number of +CDIs issued over quoted +securities at end of statement month (A):	Total number of +CDIs issued over quoted +securities at end of previous month (B):	Net Difference (A-B)

21,861,432	19,056,099	2,805,333

Reason for change:
Common stock
Net transfers of securities between CDIs and

as quoted / held on	NASDAQ

If the total number of +CDIs issued over quoted +securities at the end of the statement month, is greater than the total number of +CDIs issued over quoted +securities for which the entity has previously paid an initial listing fee or an additional listing fee under Table 1A and 1C of Guidance Note 15A, the entity hereby applies for +quotation of the relevant securities and agrees to the matters set out in Appendix 2A of the ASX Listing Rules.

2.2b Number and class of all +securities on issue over which +CDIs have not been issued

ASX Security Code and Description

LNWAA : COMMON STOCK

Total number of +securities at end of statement month (A)	Total number of +securities at end of previous month (B)	Net Difference (A-B)

67,451,496	71,094,677	-3,643,181

Reason for change:

Transfer of sec. between CDIs & shares of Common Stock, decrease in shares of Common Stock repurchased by the issuer’s ongoing share repurchase program offset by a small increase in total shares outstanding pursuant to vesting of issuer’s outstanding restricted stock units to shares of Common Stock.

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